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                                                                     EXHIBIT 5.1





                               September 25, 1998


The GNI Group, Inc.
2525 Battleground
P.O. Box 220
Deer Park, Texas 77536-220

Re:  Registration Statement on Form S-4
     (File No. __________)

Ladies and Gentlemen:

We have acted as counsel to The GNI Group, Inc., a Delaware corporation (the "Company"), in connection with various legal matters relating to the filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (Registration No. _____) as amended (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering the offer by the Company to exchange up to $75,000,000 in aggregate principal amount of its 10 7/8% Series B Senior Notes due 2005 (the "Series B Notes") for up to $75,000,000 in aggregate principal amount of its 10 7/8% Series A Senior Notes due 2005 (the "Original Notes") originally issued and sold in reliance upon an exemption from registration under the Securities Act. The Original Notes were issued under that certain Series A and Series B 10 7/8% Senior Notes due 2005 Indenture dated as of July 28, 1998 (the "Indenture"), by and among the Company, its subsidiaries (the "Guarantors") and the United States Trust Company of New York, as trustee ("Trustee"). The exchange of Series B Notes for Original Notes will be made pursuant to an exchange offer contemplated by the Registration Statement ("Exchange Offer"). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

We have examined originals or copies of the Registration Statement and of (a) the Series A and Series B 10 7/8% Senior Notes Due 2005 Indenture dated as of July 28, 1998 (the "Indenture") by and among the Company, the Guarantors and the Trustee, (b) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, (c) certain resolutions of the Board of Directors of the Company, and (d) such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have assumed the genuineness of all signatures, the legal capacity of all persons who are signatories, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies and the truthfulness of all statements of fact, representations or warranties contained therein. We have also assumed the due execution and delivery of the Indenture and the due authentication of the Original Notes by duly authorized officers of the Trustee.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:
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         1.      The Company is a corporation validly existing and in good
standing under the Delaware General Corporation Law.

         2. When (i) the Series B Notes have been duly executed (manually or in facsimile) by duly authorized officers of the Company, (ii) the Series B Notes have been duly authenticated by the Trustee under the Indenture, and (iii) the Original Notes have been validly tendered and not withdrawn and have been received and accepted by the Company, all in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Series B Notes issued in exchange for the Original Notes in accordance with the terms of the Exchange Offer will be validly authorized and issued and legally valid and binding obligations of the Company entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, conservatorship, receivership, moratorium, or other similar laws relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such principles are considered at a proceeding at law or in equity).

         3. When (i) the Series B Subsidiary Guarantees have been duly executed (manually or in facsimile) by duly authorized officers of the Guarantors, (ii) the Series B Subsidiary Guarantees have been duly authenticated by the Trustee under the Indenture, and (iii) the Series A Subsidiary Guarantees have been validly tendered and not withdrawn and have been received and accepted by the Guarantors, all in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Series B Subsidiary Guarantees issued in exchange for the Series A Subsidiary Guarantees in accordance with the terms of the Exchange Offer will be validly authorized and issued and legally valid and binding obligations of the Guarantors entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, conservatorship, receivership, moratorium, or other similar laws relating to or affecting creditors' rights generally and to general principles of equity (regardless of whether such principles are considered at a proceeding at law or in equity).

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of the type typically applicable to transactions contemplated by the Exchange Offer.

This opinion is limited to matters stated herein and no opinion is implied or may be referred beyond the matters expressly stated. This letter speaks only as the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement. By giving such consent we do not admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations of the Commission issued thereunder.

                                        Very truly yours,



                                        LeBoeuf, Lamb, Greene & MacRae, L.L.P.